Exhibit (a)(2)(xii)

EXFO INC.
SPECIAL MEETING OF SHAREHOLDERS
AUGUST 13, 2021

Report on Voting Results pursuant to Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the Special Meeting of Shareholders of EXFO Inc. (the “Corporation”) held on August 13, 2021 (the “Meeting”), in accordance with Section 11.3 of NI 51-102, we hereby confirm the following voting results obtained at the Meeting:

Items Voted Upon	Voting Results
1. Adoption of the Arrangement Resolution	■ The adoption of the Arrangement Resolution was approved pursuant to a vote conducted by ballot;

■ 332,503,828 votes representing 99.65% of the votes cast by holders of Multiple and Subordinate Voting Shares, voting together as a single class, were voted in favour of the adoption and 1,162,313 votes representing 0.35% of the votes cast were voted against;

■ 11,684,524 votes (excluding the votes attached to 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation) representing 90.95% of the votes cast by holders of Subordinate Voting Shares were voted in favour of the adoption and 1,162,313 votes representing 9.05% of the votes cast were voted against.

Dated this 13th day of August, 2021

AST Trust Company (Canada)

(s) Bertand Gély
Bertrand Gély
Scrutineer

(s) Isabelle Vachon
Isabelle Vachon
Scrutineer